Exhibit 10.1

SALE-PURCHASE  AGREEMENT

between

HOLDEN PROPERTIES COLORADO II, LLC, a Minnesota limited liability company,

as "Seller", and

UQM PROPERTIES, INC., a Colorado corporation,

as "Purchaser".

Property located at:

4120 Specialty Place, Longmont, Colorado

TABLE OF CONTENTS

SECTION
1.	Sale-Purchase
2.	Purchase Price
3.	Escrow
4.	Permitted Exceptions
5.	Closing Date
6.	Apportionments
7.	Title Insurance and Survey
8.	Closing Deliveries
9.	Representations and Warranties
10.	Seller's Covenants
11.	Brokers
12.	Condemnation and Destruction
13.	Conditions Precedent
14.	Termination of Agreement; Default
15.	Guaranty of Post-Closing Obligations of Seller
16.	Reserved
17.	Expenses
18.	Reserved
19.	Due Diligence Period
20.	Notices
21.	Entire Agreement
22.	Amendments
23.	Waiver
24.	Successors and Assigns
25.	Section Headings
26.	Governing Law
27.	Submission To Jurisdiction
28.	Waiver Of Jury Trial
29.	Enforceability
30.	Attorneys' Fees
31.	Assignment
32.	Counterparts
33.	Further Assurances
34.	Certain Definitions
35.	Reserved
36.	Publicity and Confidentiality
37.	Calculation of Time Periods

EXHIBITS
Exhibit A	Legal Description
Exhibit B	Form of Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form Assignment and Assumption Agreement
Exhibit E	Form of FIRPTA Affidavit
Exhibit F	Schedule of Insurance
Exhibit G	Schedule of Tax Proceedings
Exhibit H	Schedule of Environmental Reports
Exhibit I	Schedule of Environmental Disclosed Matters

SALE-PURCHASE AGREEMENT

    THIS SALE-PURCHASE AGREEMENT (this "Agreement"), made as of the 4th day of November, 2009 (the "Effective Date"), between HOLDEN PROPERTIES COLORADO II, LLC, a Minnesota limited liability company, having an office at 607 Washington Avenue North, Minneapolis, Minnesota 55401 ("Seller"), and UQM PROPERTIES, INC., a Colorado corporation, having an office at 7501 Miller Drive, Frederick, Colorado 80530 ("Purchaser").

W I T N E S S E T H:

    WHEREAS, Seller is the owner of the Property (as hereinafter defined) and desires to sell the Property to Purchaser; and

    WHEREAS, Purchaser desires to purchase the Property from Seller on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing recitals, One Hundred and 00/100 Dollars ($100.00) (the "Contract Consideration") and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
    Sale-Purchase.

             Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions herein set forth, the following (collectively, the "Property"):

    all that certain plot, piece and parcel of land located in the County of Weld and the State of Colorado, (the "Land"), which Land contains approximately 29.9 acres of land and has a street address of 4120 Specialty Place, Longmont, Colorado, as such land is further described in Exhibit A attached hereto and made a part hereof, including, without limitation, (i) all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining thereto, (ii) all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, and (iii) all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street, and the buildings and improvements located thereon;

    all buildings and improvements located on the Land, the foregoing to include, without limitation, the building known by the street address of 4120 Specialty Place, Longmont, Colorado aggregating approximately 129,304 square feet of space (collectively, the "Improvements"; together with the Land, the "Real Estate");

    all of Seller's right, title and interest in and to any and all tangible and intangible personal property related to the Real Estate, including, without limitation, all furniture, fixtures, fittings, apparatus, appliances, equipment and machinery and other articles of personal property located on, or attached to the Real Estate (collectively, the "Personal Property");

    all of Seller's right, title and interest in and to any and all warranties and guaranties pertaining to the Real Estate, or any Personal Property or any fixture attached to the Real Estate (collectively, the "Intangible Property");

    subject to the terms hereof, all of Seller's right, title and interest in and to any and all licenses, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Real Estate (the "Permits").

    Purchase Price.
                    2.1    The purchase price for the Property (the "Purchase Price") is Seven Million Five Hundred Ninety Five Thousand and 00/100 dollars ($7,595,000.00), payable as follows:

    Two Hundred Thousand and 00/100 dollars ($200,000.00) (the "Deposit"), by current or federal funds wire transferred to Chicago Title of Colorado, Inc., authorized agent for Chicago Title Insurance Company, as escrow agent (in such capacity "Escrow Agent") to a bank account designated by Escrow Agent not later than two (2) Business Days (as hereinafter defined) after the execution and acceptance of this Agreement by Seller and Purchaser; and

    The remainder of the Purchase Price, as adjusted for prorations and apportionments as herein provided (such funds, the "Closing Funds"), upon the delivery of the Deed (as hereinafter defined) in accordance with the terms hereof, at the option of Purchaser, either by (i) a certified or official bank check payable to the order of Seller, or (ii) by wire transfer of funds to Escrow Agent at the Closing (as hereinafter defined) with instructions to Escrow Agent to release the Closing Funds so transferred to or as directed by Seller upon the consummation of the Closing.

                    2.2    The Deposit shall be held and disbursed by Escrow Agent in accordance with the provisions of Section 3 of this Agreement. For purposes hereof, the Deposit, together with all interest earned thereon, shall be collectively referred to herein as the "Downpayment".
2.3    Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Contract Consideration (receipt of which is hereby acknowledged by Seller) (a) is not deemed a portion of the Purchase Price, (b) constitutes separate and independent consideration from Purchaser to Seller for the execution of this Agreement by Seller and delivery thereof to Purchaser, and (c) shall not be refundable by Seller to Purchaser notwithstanding any termination of this Agreement by Purchaser or Seller, including, without limitation, any termination of this Agreement by Purchaser on or prior to the expiration of the Due Diligence Period in accordance with the provisions hereof.
    Escrow.

    The Downpayment shall be held by Escrow Agent, in trust, on the terms hereinafter set forth:
                    3.1    Escrow Agent shall deposit the Deposit in an interest bearing account, with a Federally insured financial institution.

                    3.2    Escrow Agent shall not commingle the Downpayment with any other funds of Escrow Agent or others and shall promptly advise Purchaser and Seller of the number of any bank account in which the Deposit has been deposited.

                    3.3    If the Closing takes place under this Agreement, then Escrow Agent shall disburse the Downpayment on the Closing Date to Seller and Purchaser shall receive a credit against the Purchase Price in an amount equal to the Downpayment.

3.4    If this Agreement is terminated in accordance with the terms hereof or if the Closing does not take place under this Agreement by reason of the failure of Purchaser or Seller to comply with its obligations hereunder, then Escrow Agent shall pay the Downpayment as required by the terms of this Agreement, provided, however, that notwithstanding the foregoing, Escrow Agent shall not pay over the Downpayment to any party hereunder unless and until the following procedure is complied with: The party requesting disbursement of the Downpayment (the "Requesting Party") shall deliver notice to Escrow Agent and all other parties hereto requesting such disbursement. Within five (5) days after receipt of such notice of request, Escrow Agent shall deliver notice to all other parties hereto stating that the Requesting Party has requested such disbursement (and including a copy of the Requesting Party's notice). Within ten (10) days after receipt of Escrow Agent's notice, the non-requesting party shall either: (a) agree to permit such disbursement by Escrow Agent or (b) inform Escrow Agent that the non-requesting party does not agree to permit such disbursement. If the non-requesting party acts under clause (a), then Escrow Agent shall make the disbursement as requested by the Requesting Party. If the non-requesting party acts under clause (b), then Escrow Agent shall not make any disbursement except as provided in Section 3.6 or Section 3.7 below. If the non-requesting party fails to respond during the foregoing ten (10) day period, same shall be deemed to be the response of the non-requesting party under clause (a) on the last day of such ten (10) day period. The provisions of this Section 3.4 are subject to the provisions of Section 3.7.

3.5    It is agreed that the duties of Escrow Agent are only as herein specifically provided, and, subject to the provisions of Section 3.6 hereof, are purely ministerial in nature, and that Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as Escrow Agent has acted in good faith. Seller and Purchaser each release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder.

3.6    Escrow Agent is acting as a stakeholder only with respect to the Downpayment. If there is any dispute as to whether Escrow Agent is obligated to deliver the Downpayment as to whom the Downpayment is to be delivered, Escrow Agent shall not make any delivery, but in such event Escrow Agent shall hold same until receipt by Escrow Agent of an authorization in writing, signed by all the parties having interest in such dispute, directing the disposition of same, or, in the absence of such authorization Escrow Agent shall hold the Downpayment until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after the Closing Date and diligently continued, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Downpayment in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Downpayment. Upon making delivery of the Downpayment in the manner herein provided, Escrow Agent shall have no further liability hereunder. The provisions of this Section 3.6 are subject to the provisions of Section 3.7.

3.7    Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the other provisions of this Section 3, prior to the expiration of the Due Diligence Period [(as hereinafter defined)], the escrow established hereunder shall be a "sole order" escrow for the benefit of Purchaser (meaning that Escrow Agent shall act solely in accordance with the instructions of Purchaser until the expiration of the Due Diligence Period in respect of the Downpayment). Without limiting the generality of the foregoing, in the event that on or prior to the expiration of the Due Diligence Period, Purchaser delivers notice to Escrow Agent stating that Purchaser has elected to terminate this Agreement pursuant to the provisions of Section 19, then Escrow Agent shall refund to Purchaser the Downpayment without any requirement that Escrow Agent first notify or obtain any approval or consent of Seller as provided in Section 3.4 above. In furtherance of the foregoing, in the event Purchaser so instructs Escrow Agent on or prior to the expiration of the Due Diligence Period, Escrow Agent agrees that it shall not be permitted to, and shall not, follow any conflicting instructions given by Seller or any third party as to the disposition of the Downpayment but shall instead follow only the instructions of Purchaser in connection therewith. Seller agrees in such instance not to deliver any conflicting instructions to Escrow Agent for any reason and hereby instructs Escrow Agent to act in respect of the Downpayment solely in accordance with Purchaser's instructions on or prior to the expiration of the Due Diligence Period, including instructions of Purchaser to return the Downpayment to Purchaser.

3.8    Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received the Deposit, and that Escrow Agent will hold the Downpayment in escrow, pursuant to the provisions hereof.

3.9    Seller and Purchaser shall equally pay the fee charged by Escrow Agent as a result of this transaction.

    Permitted Exceptions.

    4.1    The Property shall be sold subject only to (a) the Permitted Title Exceptions (as hereinafter defined), and (b) the Permitted Survey Conditions (as hereinafter defined) (the Permitted Title Exceptions and the Permitted Survey Conditions being hereinafter collectively referred to as the "Permitted Exceptions").

4.2    Title to the Property shall be insurable by Chicago Title Insurance Company, through its agent Chicago Title of Colorado, Inc. (the "Title Company"), at its regular rates, without exceptions or reservations of any type or kind, except the Permitted Exceptions.
    Closing Date.

    The closing for the transactions under this Agreement (the "Closing") shall take place at 11:00 A.M. (Colorado time) at the offices of Holme Roberts & Owen LLP, 1801 Thirteenth Street, Suite 300, Boulder, Colorado 80302, on the date that is ten (10) calendar days after the expiration of the Due Diligence Period (the "Closing Date"). The respective attorneys for the parties hereto are hereby authorized to agree (on behalf of their respective clients) in writing to adjournments and relocations of the Closing.
    Apportionments.

6.1    The following are to be apportioned as of the Closing Date:

    All real property taxes and other taxes and charges, including, without limitation, sewer taxes and rents, and common areas charges, imposed on the owner of the Property and not paid by others. Apportionments of real property taxes, water rates and charges and sewer taxes and rents shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate is fixed, the apportionment of taxes shall be made on the basis of the amount of tax for the preceding year. After the real property taxes, water rates and charges are finally fixed, Seller and Purchaser shall make a recalculation of the apportionment of same, and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation.

    Annual license, permit and inspection fees provided that same are transferable to Purchaser.

    Such other items as are customarily prorated in transactions similar to the transaction contemplated by this Agreement.

6.2    Reserved.

6.3    Assessments. If on the Closing Date all or any portion of the Property shall be or shall have been affected by assessments which are, or which may become, payable in annual installments, unpaid installments of any such assessments, due and payable before the Closing Date shall be paid by Seller on the Closing Date, and any installments which are due and payable after the Closing Date, shall be the responsibility of Purchaser.

6.4    Reserved.

6.5    Books and Records Available. Seller agrees to provide to Purchaser, within five (5) days after the Effective Date, existing summaries of expenditures made by Seller, or its affiliates in connection with the operation of the Property (as distinguished from the operation of a business on the Property). In addition Seller agrees to make available for Purchaser's examination at Seller's offices in Minneapolis, Minnesota during normal business hours and following reasonable advance notice to Seller's Broker after the Effective Date, and thereafter from time to time, prior to the expiration of the Due Diligence Period, all records, statements and accounts maintained by Seller or its affiliates in connection with the operation of the Property and expenditures made in connection therewith.

6.6    Reserved.

6.7    Operating Expenses and Trade Accounts. Seller shall be responsible for all operating expenses and trade accounts of the Property up to and including 11:59 P.M. on the night preceding the Closing Date (the "Cut-Off Time"). To the extent the amounts of such items are then known, Seller shall pay such items at Closing and shall pay the balance of such amounts in the ordinary course of business. Seller agrees to indemnify and hold harmless Purchaser from and against any claim, loss, damage or liability (including reasonable attorneys' fees and costs of enforcement of the foregoing indemnification obligation) arising out of Seller's failure to pay such amounts. Purchaser agrees to indemnify and hold harmless Seller from and against any claim, loss, damage or liability (including reasonable attorneys' fees and costs of enforcement of the foregoing indemnification obligation) arising out of Purchaser's failure to pay any such amounts for operating expenses and trade accounts of the Property after the Cut-Off Time. The provisions of this Section 6.7 shall survive the Closing.

    Title Insurance and Survey.
7.1    Purchaser has received a title commitment (the "Title Commitment") from the Title Company prior to the Effective Date. If the Title Commitment discloses exceptions to title for the Property which are not acceptable to Purchaser in Purchaser's sole discretion (any such exception being referred to herein as an "Unpermitted Title Exception"), then Purchaser shall have the right to terminate this Agreement on or prior to the expiration of the Due Diligence Period, in which event the provisions of Section 19 will apply. Any exceptions or matters which appear on the Title Commitment upon the expiration of the Due Diligence Period shall be deemed "Permitted Title Exceptions".

7.2    Seller has prior to the Effective Date delivered to Purchaser the most recent survey of the Property in the possession of Seller or any affiliate of Seller (the "Survey"). Purchaser shall have the right to obtain, at its expense, an update of the Survey (and any such updated Survey or new Survey shall be deemed a "Survey" for purposes of this Agreement). If the Survey discloses conditions which are not acceptable to Purchaser in Purchaser's sole discretion (any such condition being referred to herein as an "Unpermitted Survey Condition"), then Purchaser shall have the right to terminate this Agreement on or prior to the expiration of the Due Diligence Period, in which event the provisions of Section 19 will apply. Any conditions shown in the Survey upon the expiration of Due Diligence Period shall be deemed "Permitted Survey Conditions".

7.3    Notwithstanding the foregoing, if at the Closing there shall be any liens, encumbrances evidencing outstanding indebtedness or charges affecting the Property, other than those which Purchaser is required by the terms hereof to accept or which Purchaser chooses to accept, Seller shall have no obligation to cure same, provided, that Seller shall be obligated to (a) cause any mortgage, deed of trust or other encumbrance evidencing outstanding indebtedness to be satisfied of record (or, at Purchaser's option and without making of any payment by Seller, assigned to Purchaser's lender), (b) cause any mechanic's, materialman's or supplier's liens to be satisfied of record, and (c) cause to be removed of record any lien or encumbrance placed upon any Property subsequent to the Effective Date.
    Closing Deliveries.
8.1    At the Closing, Seller, at its sole cost and expense, shall deliver to Purchaser the following items and documents (which documents shall be in form and substance, as attached hereto, or otherwise reasonably satisfactory to Purchaser's attorneys):

    a Special Warranty Deed in the form attached hereto as Exhibit B (the "Deed"), executed by Seller, which Deed shall be in recordable form, duly executed and acknowledged;

    a Bill of Sale in the form attached hereto as Exhibit C (the "Bill of Sale") conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to all of the Personal Property, executed by Seller;

    If and to the extent in the possession or control of Seller or any affiliate of Seller, all (i) original licenses and permits pertaining to the Property and which may be required for the use or occupancy thereof (the "Licenses and Permits"), (ii) required permanent certificates of occupancy for the Improvements relating to such Property ("Certificates of Occupancy"), and (iii) records and other documents pertaining to the ownership, operation and maintenance of the Property (the "Property Documents");

    all documentation in the possession of Seller or its affiliate with respect to the roof warranty, and Seller shall cooperate with Purchaser at Purchaser's expense in enforcing any such roof warranty prior to its expiration, which obligation shall survive the Closing;

    an Assignment and Assumption of the Assigned Licenses and Permits, Certificates of Occupancy, Property Documents and all assignable guaranties and warranties which Seller has received in connection with the Property, if any, ("Guaranties and Warranties") in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement"), executed by Seller;

    an executed Affidavit of Non-Foreign Status, in the form attached hereto as Exhibit E, executed by Seller, certifying that Seller is not a "foreign person" pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

    an executed IRS Form 1099;

    a certificate of good standing of Seller in its jurisdiction of formation dated no earlier than thirty (30) days prior to the Closing Date and such other documents as Title Company may reasonably determine are necessary to evidence the authority of Seller to enter into and perform this Agreement and the documents and instruments required to be executed and delivered by Seller pursuant to this Agreement;

    all keys to entrance doors to, and equipment and utility rooms located in, the Property in the possession of Seller or any affiliate of Seller, which keys shall be properly tagged for identification;

    an original title policy of title insurance with respect to the Property, in form and with endorsements acceptable to Purchaser in its sole discretion, and otherwise showing only the Permitted Title Exceptions and the Permitted Survey Conditions (it being understood and agreed that such title insurance policy may be delivered to Purchaser by the Title Company after the Closing);

    such reasonable and customary affidavits, indemnities and other deliveries as are required by the Title Company to deliver so-called "extended coverage", executed by Seller;

    if and to the extent in the possession or control of Seller or any affiliate of Seller, any and all plans and specifications pertaining to the Property;

    evidence of termination of any and all leases, or other occupancy, service contracts, operational, or other arrangements in effect prior to the Closing Date;

    such other reasonable and customary documents as may be reasonably required to effectuate the transactions contemplated by this Agreement and/or to effectuate the closing of the transaction contemplated hereunder, including, without limitation, any and all documents (if any) required by Section 12 of this Agreement; and

    a certification updating the representations and warranties given by Seller pursuant to Section 9.1 hereof, executed by Seller.

8.2    At the Closing, Purchaser, at its sole cost and expense, shall deliver to Seller the following, each document hereafter mentioned to be in form and substance as attached hereto or otherwise in form reasonably satisfactory to Seller's attorneys:

    the balance of the Purchase Price;

    the Assignment and Assumption Agreement, executed by Purchaser;

    a certification updating the representations and warranties given by Purchaser pursuant to Section 9.2 of this Agreement, executed by Purchaser;

    such other reasonable and customary documents as may be reasonably required to effectuate the transaction contemplated by the Agreement and/or to effectuate the closing of the transaction contemplated hereunder.

    Representations and Warranties.
9.1    Representations and Warranties of Seller. Seller represents and warrants to Purchaser, except as disclosed to Purchaser in the Title Commitment, the Survey, the Environmental Report, the Property Condition Assessment prepared by ATC Associates, Inc. dated December 11, 2006; and Feasibility Study prepared by CTL Thompson dated December 27, 2006:

    No Leases or Contracts. There are no leases, licenses or other agreements (written or oral) entered into by Seller, any affiliate of Seller, or to its current actual knowledge without investigation by any other entity or person, for the occupancy or use of any space at the Property in effect as of the Effective Date.

    Fixtures and Personal Property. All fixtures, machinery, equipment and other articles of Personal Property attached or appurtenant to, or used in connection with, the Property (other than trade fixtures belonging to lessees) are owned by Seller, free of any liens or encumbrances except for the Permitted Exceptions, and are included in this sale. Notwithstanding the foregoing, Purchaser acknowledges that it has been advised by Seller that the three (3) Pitney Bowes machines which may be located on the Property as of the date hereof, are not owned by Seller and are not included in the sale.

    Contracts. There are no contracts or agreements relating the Real Estate to which Seller or any affiliate of Seller is a party, including equipment leases, concession agreements and service contracts, except those which will be terminated by Seller on or before the Closing Date at no cost or expense to Purchaser.

    No Litigation. Seller has received no written notice, and has no current actual knowledge, without investigation, of any action or proceeding (zoning or otherwise) or governmental investigation (including, without limitation, any eminent domain or similar proceeding) pending or threatened, against or relating to (A) the Property, (B) this transaction or (C) Seller or any affiliate of Seller, which would affect Purchaser or the Property after the Closing.

    Authorization of Agreement, etc.; Prior Business Name. Seller (a) is a limited liability company duly organized, validly existing and in good standing in the State of its formation, (b) is entitled to own its property and to carry on its business in the state in which the Property is located. The execution and performance of this Agreement have been duly authorized by all necessary action, and the execution and performance of this Agreement will not violate any term of Seller's certificate of formation, articles of organization, limited liability company agreement, or any other agreement, judicial decree, statute or regulation to which Seller is a party or by which Seller or the Property may be bound or affected, and (c) has not been registered under, been known by, or conducted business under any name other than the name of Seller as same appears in the preamble to this Agreement.

    No Foreign Status. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

    No Options to Purchase. Seller has not granted to any person or entity any option or other right to purchase to the Property and to the current actual knowledge of Seller, without investigation, no person or entity has any option or other right to purchase the Property.

    Consents and Approvals. There are no consents or approvals of any third persons, or any federal, state or local governmental authorities, including, without limitation, any internal board of directors or other approval process, that are required in connection with the performance by Seller of its obligations under this Agreement, other than such of the foregoing as have been obtained or will be obtained by the Closing Date.

    Due Diligence Documents. Seller has no current actual knowledge, without investigation, of any material inaccuracies or misstatements contained in any of the Due Diligence Documents.

    Employees. No employees of the Property will be transferred to Purchaser at Closing and Purchaser shall have no liability of any kind or nature in respect of any employees of the Property except to the extent, and only to the extent, that Purchaser offers employment to employees of the Property after the Closing.

    Compliance with Legal Requirements. Seller has received no written notice, and has no current actual knowledge, without investigation, that the Property and the present use and condition of the Property violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, urban redevelopment plans, the laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions or requirements of any Governmental Authority governing or regulating the use and operation, or otherwise applicable to, the Property, as modified by any duly issued variances disclosed to Purchaser in writing before the execution of this Agreement (collectively, the "Legal Requirements"). Seller has not entered into any agreements with any Governmental Authority in connection with compliance with Legal Requirements.

    Insurance Policies. Seller has furnished to Purchaser an accurate schedule of all insurance policies now affecting the Property, a copy of which is included in Exhibit F attached hereto and made a part hereof.

    Pending Tax Proceedings. Except as set forth on Exhibit G attached hereto and a part hereof, Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property. Exhibit G contains (i) a list and description of all actions taken by Seller to file notices of protest against, or to commence actions to review, real property tax assessments against the Property, and the status of all such proceedings, and (ii) true and complete copies of all agreements between Seller and Seller's tax counsel relating to any such proceedings.

    Environmental Matters. Exhibit H attached hereto and made a part hereof sets forth all environmental reports (the "Environmental Reports") obtained by or in the possession or control of Seller or any affiliate of Seller with respect to the Property, and Seller has delivered a true, correct and complete copy of each Environmental Report to Purchaser on or prior to the Effective Date. Except as set forth in the Environmental Reports and in Exhibit I: (x) Seller has no current actual knowledge without investigation that the Property contains asbestos, polychlorinated biphenyls (PCB's), or any other toxic or hazardous wastes or materials, or that underground storage tanks are located on the Property, (y) Seller has not caused or (or to its current actual knowledge without investigation) permitted the Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to the Resource Conservation and Recovery Act (42 U.S.C. §6901, et seq.) as amended, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601, et seq.) as amended, or any other related Legal Requirement (collectively, "Hazardous Substances"), and (z) neither Seller nor any affiliate of Seller has caused, and Seller has no current actual knowledge without investigation of, the leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substances on or off the Property. It is acknowledged by Purchaser that Seller has disclosed to Purchaser that ink and other potentially Hazardous Substances were or may have been used on the Real Estate by a tenant of the Real Estate that is an affiliate of Seller. To the current actual knowledge of Seller, without investigation, such Hazardous Materials, if any, were used, stored and disposed of by the tenant in accordance with applicable law.

    ERISA. The Property is not a "plan asset" of Seller as defined in the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and the sale of the Property by Seller is not a "prohibited transaction" under ERISA.

9.2    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that (a) Purchaser is a corporation duly formed and validly existing, entitled to own its property and to carry on its business in the state in which the Property is located, (b) Purchaser has duly authorized the execution and performance of this Agreement, and (c) the execution and performance of this Agreement will not violate any term of Purchaser's certificate of incorporation or bylaws, or any other agreement, judicial decree, statute or regulation to which Purchaser is a party or by which Purchaser may be bound or affected.

9.3    Materiality. Seller acknowledges that each of the representations, warranties and agreements made by it in Section 9.1 above and elsewhere in this Agreement is material to Purchaser. Purchaser acknowledges that each of the representations, warranties and agreements made by it in Section 9.2 above and elsewhere in this Agreement is material to Seller.

9.4    Survival. All of the representations and warranties of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement, shall be deemed to be repeated at and as of the Closing Date and shall survive the Closing for fifteen (15) months. All of the representations and warranties of Purchaser set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement, shall be deemed to be repeated at and as of the Closing Date and shall survive the Closing for a period of fifteen (15) months.

9.5    Accuracy of Representations is a Condition to Purchaser's Obligation to Close. Without limiting any of the rights of Purchaser elsewhere provided for in this Agreement, it is agreed that the obligation of Purchaser to close title under this Agreement is conditioned upon the accuracy in all material respects of all of Seller's warranties and representations, provided if on or before the expiration of the Due Diligence Period, Purchaser determines that any of Seller's representations or warranties is untrue then, as its sole remedy Purchaser shall have the right to exercise the rights granted to it in Section 19.1.

9.6    Accuracy of Representations is a Condition to Seller's Obligation to Close. Without limiting any of the rights of Seller elsewhere provided for in this Agreement, it is agreed that the obligation of Seller to close title under this Agreement is conditioned upon the accuracy in all material respects of all of Purchaser's warranties and representations and the due compliance by Purchaser of all of its agreements set forth herein and elsewhere in this Agreement. If, on or before the Closing Date, Seller determines that any of Purchaser's representations or warranties is untrue or Purchaser has not complied with any of the said agreements, then Seller shall be entitled to terminate this Agreement by notice given to Purchaser, whereupon the provisions of Section 14.1 hereof shall apply.

9.7    Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 9 AND UPDATED AS PROVIDED IN SECTION 8.1(p) HEREOF, ANY WARRANTY OF TITLE IN THE DEED, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY INCLUDING WITHOUT LIMITATION WITH RESPECT TO ITS CONDITION, ANY HAZARDOUS SUBSTANCE OR ENVIRONMENTAL MATTERS, THE SIZE OF THE LAND OR IMPROVEMENTS, THE ADEQUACY AND AVAILABILITY OF ACCESS OR UTILITIES, THE EXISTENCE OR AVAILABILITY OF ANY GOVERNMENTAL PERMITS OR APPROVALS, OR THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAW. IT BEING SPECIFICALLY UNDERSTOOD BY PURCHASER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 9 HEREOF AND IN THE DEED, THE PROPERTY IS BEING SOLD AND TRANSFERRED "AS IS" "WHERE IS" IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF PURCHASER, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

    Seller's Covenants.

Seller covenants that, between the Effective Date and the Closing Date:

    No Leases. Seller will not enter into any leases, licenses and other agreements (written or oral) for the occupancy or use of the Property or any portion thereof, without the prior written consent of Purchaser, which consent may be withheld by Purchaser, in Purchaser's sole and absolute discretion.

    No New Contracts, No Modifications to Contracts and Termination of Contracts. Seller will not modify any existing agreement or enter into any new agreement affecting the Property, each without the prior written consent of Purchaser and Seller shall terminate at Seller's sole cost and expense any existing contracts regarding the Property to which Seller or any affiliate of Seller is a party.

    No Employment Contracts. Seller will not enter into any employment contract, service contract or any other agreement in respect of the Property without the prior written consent of Purchaser, which consent may be withheld by Purchaser, in Purchaser's sole and absolute discretion.

    Cause Conditions to be Met. Seller shall not take any action that modifies or changes the circumstances upon which the conditions of Purchaser's obligation to consummate the Closing are deemed satisfied or waived by Purchaser and Seller shall not take any action which will interfere with the satisfaction of the conditions of Purchaser's obligation to consummate the Closing, in each case, without Purchaser's prior written consent.

    Operation of Property. Seller will operate the Property substantially in the same manner as same has been operated on the Effective Date.

    Maintain Improvements. Seller will maintain the Improvements in good order and repair so that same shall be in the same condition on the Closing Date as it is in on the Effective Date, reasonable wear and tear excepted.

    Maintain Insurance. Seller shall keep the Property insured in accordance with Seller's existing insurance program.

    Make Records Available. Seller shall make available to Purchaser all Seller's records, statements and accounts bearing on or relating to the Property, including, without limitation, the operation thereof, if any.

    Cooperation with Purchaser's Due Diligence. Seller shall reasonably cooperate with Purchaser in connection with Purchaser's due diligence, such cooperation to include such due diligence conducted by Purchaser pursuant to the terms of this Agreement, including, without limitation, the terms of Section 19.3 hereof, provided Seller shall not be required to incur any material expense, obligation or liability in connection with such cooperation.

    No Marketing of Property. From and after the Effective Date, and unless this Agreement is terminated, (i) Seller shall terminate all negotiations with any other parties concerning the Property, (ii) Seller shall not make, accept or negotiate any offer to sell the Property to any party other than Purchaser, (iii) Seller shall not enter into any agreement which could impair Purchaser's use and occupancy of the Property, including, but not limited to, leasing space or contracting for service or property improvements or encumbering the Property, and (iv) Seller will not take any action which would encumber or affect the marketability of title to the Property, including, without limitation, leasing space or contracting for services or property improvements (other than as provided in the immediately preceding clause (iii)). Notwithstanding the foregoing, prior to the expiration of the Due Diligence Period, Seller may keep the Property listed for sale, maintain signs on the Property, list the Property in marketing databases, and show the Property and Seller will discontinue all such activities upon the expiration of the Due Diligence Period if Buyer elects to proceed forward with the Closing.

    Brokers.

    Purchaser represents and warrants that Purchaser has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby other than Murray Platt, of CB Richard Ellis, who is representing Purchaser, and Mike Wafer and Steve Fletcher, each of Grubb & Ellis and representing Seller (collectively, the "Brokers") and Purchaser hereby indemnifies and holds harmless Seller and Seller's affiliates, members, managers, partners, shareholders, officers, directors and agents from any liability, cost or expense (including, without limitation, reasonable attorneys' fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. Seller represents and warrants that, other than the Brokers, Seller has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby. Seller hereby indemnifies and holds harmless Purchaser and Purchaser's affiliates, members, managers, partners, shareholders, officers, directors and agents from any liability, cost or expense (including, without limitation, reasonable attorneys' fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. Seller shall pay a brokerage commission to Mike Wafer and Steve Fletcher of Grubb & Ellis ("Seller's Broker") pursuant to the terms of a separate agreement. Murray Platt of CB Richard Ellis shall be paid a commission pursuant to the terms of a separate agreement with Seller's Broker. The provisions of this Section 11 shall survive the Closing or any earlier termination of this Agreement.
    Condemnation and Destruction.
12.1    Takings. If, prior to the Closing Date, a Non-Material Taking (as hereinafter defined) occurs, then (a) Seller shall notify Purchaser of such fact, (b) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing, Purchaser shall accept the Premises subject to such Non-Material Taking or so much of the Premises as remains after such Non-Material Taking, as the case may be, with no abatement of the Purchase Price, and (d) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller's interest in and to all awards for such Non-Material Taking (and Seller shall execute and deliver to Purchaser at Closing any and all instruments or documentation required by Purchaser to effectuate such assignment). If, prior to the Closing Date, a Material Taking (as hereinafter defined) occurs, then (i) Seller shall notify Purchaser of such fact and (ii) Purchaser shall have the right to terminate this Agreement by delivering notice of such termination to Seller within ten (10) days after it receives such notice from Seller, or the Date of Closing, whichever occurs first. In the event that Purchaser fails to exercise such termination right due to such Material Taking within such period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 12.1 shall apply to such Material Taking. In the event that Purchaser delivers a notice of termination within such period, Escrow Agent shall refund the Downpayment to Purchaser, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.
12.2    Casualties. If, prior to the Closing Date a Non-Material Casualty (as hereinafter defined) occurs, then (a) Seller shall notify Purchaser of such fact, (b) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing Purchaser shall accept the Premises subject to such Non-Material Casualty, with no abatement of the Purchase Price, and (d) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller's interest in and to all insurance proceeds payable in connection with such Casualty, and Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any loss deductible payable in connection with such insurance proceeds (and Seller shall execute and deliver to Purchaser any and all instruments or documentation required by Purchaser to effectuate such assignment). If, prior to the Closing Date, a Material Casualty (as hereinafter defined) occurs, then (i) Seller shall notify Purchaser of such fact and (ii) Purchaser shall have the right to terminate this Agreement by delivering notice of such termination to Seller within ten (10) days after it receives such notice from Seller, or the Date of Closing, whichever occurs sooner. In the event that Purchaser fails to exercise such termination right within such period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 12.2 shall apply to such Material Casualty. In the event that Purchaser delivers a notice of termination within such period, Escrow Agent shall refund the Downpayment to Purchaser, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.

12.3. Certain Definitions. As used herein, the following terms shall have the following meanings:

"Casualty" means the destruction of all or a portion of the Improvements by fire or other casualty.

  "Material Casualty" means a Casualty that, in Purchaser's reasonable judgment, would cost more than $50,000 to repair.

  "Material Taking" means a Taking (a) affecting more than ten percent (10%) percent of the Land or affecting any portion of the Improvements, (b) affecting any of the parking areas or driveways thereon, or (c) affecting any means of ingress thereto or egress therefrom.

  "Non-Material Casualty" means any Casualty other than a Material Casualty.

  "Non-Material Taking" means any Taking other than a Material Taking.

  "Taking" means any taking of any portion of the Land or the Improvements by condemnation or eminent domain.

  Conditions Precedent.
13.1. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions precedent:

  Seller shall have performed or observed all of its obligations under this Agreement;

    The representations and warranties of Seller contained in this Agreement shall be true, correct and accurate on the Closing Date;

    Seller shall have delivered all documents and instruments required to be delivered by Seller pursuant to the provisions of this Agreement;

    Purchaser shall have received the Title Commitment from the Title Company in compliance with the requirements of Section 7 hereof, which shall (i) show no exceptions other than the Permitted Title Exceptions;

    There has been no material change to the physical condition of the Property since the Effective Date, except as provided in Section 12 hereof;

    The title to the Property shall be conveyed to Purchaser subject solely to the Permitted Exceptions;

If any of the foregoing conditions are not satisfied on the Closing Date, Purchaser shall have the right (in addition to any right Purchaser may have under Section 14 in the event that the non-satisfaction of a condition is as a result of a breach or default by Seller) (x) to terminate this Agreement by notice given to Seller on or before the Closing Date, whereupon the entire Downpayment shall be refunded to Purchaser and upon such refund, no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination, or (y) at Purchaser's sole option, to waive any unsatisfied condition and consummate the transactions contemplated hereby.

 13.2. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions precedent:

  Purchaser shall have performed or observed all of its obligations under this Agreement;

    Purchaser shall have delivered all documents and instruments required to be delivered by Purchaser pursuant to the provisions of this Agreement; and

    Purchaser shall have paid to Seller the full Purchase Price, subject to proration and adjustment in accordance with the provisions hereof.

If any of the foregoing conditions are not satisfied on the Closing Date, Seller shall have the right (in addition to any right Seller may have under Section 14 in the event that the non-satisfaction of a condition is as a result of a breach or default by Purchaser) (x) to terminate this Agreement by notice given to Purchaser on or before the Closing Date, whereupon the entire Downpayment shall be refunded to Purchaser and upon such refund, no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination, or (y) at Seller's sole option, to waive any unsatisfied condition and consummate the transactions contemplated hereby.

    Termination of Agreement; Default.
14.1. By Purchaser. If Purchaser shall default hereunder (including, without limitation, a default hereunder based on breach by Purchaser of any of its representations and warranties contained herein that is discovered prior to the Closing) or shall fail or refuse to perform its obligation to purchase the Property in accordance with this Agreement, Seller, as its sole remedy, shall have the right to cause Escrow Agent to deliver to Seller the Downpayment as is then maintained in escrow by Escrow Agent, as and for its liquidated damages (the parties hereto acknowledging that it would be difficult or impossible to accurately ascertain the amount of Seller's damages). THE PARTIES AGREE THAT SELLER'S DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT HEREUNDER WOULD BE DIFFICULT AND IMPRACTICAL TO CALCULATE AND THAT THE FOREGOING PAYMENT (A) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER'S DAMAGES, (B) REPRESENTS A FAIR AND ADEQUATE MEASURE OF DAMAGES, AND (C) REPRESENTS SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER.

14.2. By Seller. If Purchaser shall have performed or tendered performance of all of its material obligations under this Agreement, and the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement, then, Purchaser may, as its sole and exclusive remedy at law or in equity pursue one of the following remedies: (a) terminate this Agreement by giving written notice thereof to Seller on or before the Closing Date, in which event the Downpayment will be returned to Purchaser and the parties shall have no further obligation to each other except for the Surviving Obligations; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement (and if Purchaser proceeds to Closing, with or without delivering notice of default, it will be conclusively deemed to have selected this remedy); (c) recover its actual, reasonable, third-party costs incurred in connection with its inspection and testing of the Property, not to exceed the amount of $200,000; or (d) specifically enforce this Agreement, provided in the event that Seller has taken affirmative action to sell, transfer, or lease the Property and such action renders specific performance impossible or inadequate as a remedy, then and only then, Purchaser may recover its actual (but not consequential or punitive) damages from Seller. As a condition precedent to Purchaser exercising any right to bring an action for specific performance or damages as the result of Seller's default hereunder, Purchaser must commence such action within sixty (60) days after the last scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action within such sixty (60) day period shall be deemed a waiver by it of its right to commence such an action. Purchaser hereby irrevocably waives any other right or remedy for such default by Seller.

14.3. Subsequent to Closing. (a) If the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller's representations or warranties in this Agreement or any document executed by Seller in connection herewith being untrue, inaccurate or incorrect if Purchaser knew, or is deemed to know, that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing. In the event that any representation or warranty made by Seller herein is found to be inaccurate, untrue or breached, as the case may be, in any material respect after the Closing Date, Purchaser shall have the right, for a period of fifteen (15) months after the Closing Date, to seek actual (but not consequential or punitive) damages from Seller; provided, however, that Purchaser must commence a legal action or proceeding seeking such damages within said fifteen (15) month period, or its claims shall thereafter be barred.

    If the Closing occurs, Seller hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Purchaser for damages that Seller may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Purchaser's representations or warranties in this Agreement or any document executed by Purchaser in connection herewith being untrue, inaccurate or incorrect if Seller knew, or is deemed to know, that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing. In the event any representation or warranty made by Purchaser herein is found to be inaccurate, untrue or breached, as the case may be, in any material respect after the Closing Date, Seller shall have the right, for a period of fifteen (15) months after the applicable Closing Date, to seek actual (but not consequential or punitive) damages from Purchaser; provided, however, that Seller must commence a legal action or proceeding seeking such damages within said fifteen (15) month period, or its claims shall thereafter be barred.

    The representations and warranties made by Purchaser and Seller in this Agreement or any document executed by Purchaser or Seller, as applicable, in connection herewith are personal to Seller and Purchaser, as applicable, and may not be assigned to, or enforced by any other person, other than to an assignee of Purchaser prior to Closing in accordance with Section 31, or by Guarantor (as defined below) in defense of any claim by Purchaser under Section 15.
    Guaranty of Post-Closing Obligations of Seller.

    George T. Holden ("Guarantor"), has executed a copy of this Agreement for the sole reason of guaranteeing the performance by Seller of its post-Closing obligations under Section 14.3, provided in no event shall Guarantor's obligations exceed $25,000 in the aggregate, and provided further, Guarantor shall have no liability with respect to any breach of a representation or warranty by Seller if Purchaser shall fail to commence an action against Guarantor with respect to the breach in question within nine (9) months after Closing. Guarantor has no liability to Purchaser in connection with the Property or this Agreement, other than as expressly stated and limited in this Section 15. Guarantor's obligation under this Section 15 is an absolute, unconditional and irrevocable guaranty of payment and performance, and not merely a guaranty of collection, and at all times Guarantor's obligations hereunder shall be absolute, irrevocable and unconditional in all respects. Except for the limits as to amount and time as set forth in this Section 15, the liability of Guarantor, as set forth above, is co-extensive with that of Seller, and Guarantor's obligation under this Section 15 shall be enforceable against Guarantor without the necessity of any suit or proceedings on Purchaser's part of any kind or nature whatsoever against Seller. Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand, whereby to charge Guarantor therefor. Guarantor hereby expressly agrees that Guarantor's obligation under this Section 15 shall in no way be terminated, affected, diminished or impaired by reason of (a) the assertion of or the failure by Purchaser to assert against Seller any of the rights or remedies reserved to Purchaser pursuant to the terms of this Agreement, or (b) any modification of other Sections of this Agreement, or (c) any bankruptcy, insolvency, reorganization, receivership or trusteeship affecting Seller or Seller's successors or assigns, in each case, whether or not notice thereof is given to Guarantor.
    Reserved.
    Expenses.

    Seller shall be obligated to pay (i) the cost of obtaining an ALTA extended coverage title insurance policy for Purchaser, and the cost of all "curative" endorsements thereto which Seller elects to provide and all costs of satisfying Seller's obligations under Section 7, provided Purchaser shall bear the expense of any other endorsements requested by Purchaser or its lender, (iii) fifty percent (50%) of any escrow fees and closing fees charged by Escrow Agent, (iv) its own legal fees, and (v) any other costs or expenses stated in this Agreement to be the obligation of Seller.

    Purchaser shall be obligated to pay (i) the cost of its (and its lender's) requested endorsements to the title insurance policy, (ii) fifty percent (50%) of any escrow fees and closing fees charged by Escrow Agent, (iii) its own legal fees, (iv) any and all sales and use taxes arising out of any transfer of Personal Property, and (v) any other costs or expenses stated in this Agreement to be the obligation of Purchaser.

    Except as otherwise provided in this Section 17 and elsewhere in this Agreement, Purchaser and Seller shall allocate all other expenses in connection with this Agreement in accordance with the custom and practices of the jurisdiction in which the Property is located.

    Reserved.
    Due Diligence Period.
19.1. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the period commencing on the Effective Date and expiring on the date thirty (30) days after the Effective Date (such period being referred to herein as the "Due Diligence Period") in which to complete its due diligence with respect to the Property and to obtain financing for Purchaser's acquisition of the Property on terms acceptable to Purchaser. On or before the expiration of the Due Diligence Period, Purchaser shall deliver a notice to Seller ("Purchaser's Notice") stating either (a) Purchaser has determined to proceed with the transactions contemplated hereby or (b) Purchaser has determined to terminate this Agreement. If Purchaser's Notice is delivered under clause (a) on or before the expiration of the Due Diligence Period, then Purchaser shall be deemed to have waived any further right to terminate this Agreement pursuant to this Section 19.1 and this Agreement shall continue in full force and effect. If Purchaser's Notice is delivered under clause (b) on or before the expiration of the Due Diligence Period, then Escrow Agent shall immediately refund the Downpayment to Purchaser, and upon such refund, this Agreement shall terminate, no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination. Purchaser's failure to deliver Purchaser's Notice on or before the expiration of the Due Diligence Period shall be deemed delivery of Purchaser's Notice under clause (b) on the last day of the Due Diligence Period. Purchaser shall have the right to deliver Purchaser's Notice under clause (b) for any reason or for no reason in Purchaser's sole and absolute discretion.

19.2. Seller shall deliver to Purchaser, within five (5) days after the Effective Date, the following documents, in each instance, if and to the extent same is within the possession or reasonable control of Seller or any affiliate of Seller (the "Due Diligence Documents") for Purchaser's review in connection with Purchaser's due diligence:

    soil tests, engineering reports, environmental reports and architectural, development or other plans;

    any and all statements of income and operating expenses and maintenance records for the Property for calendar years 2007 through 2008, inclusive and year-to-date for 2009;

    copies of any and all leases, subleases and other occupancy agreements, currently in effect with respect to the Real Estate (including all amendments and modifications thereto);

    any and all information pertaining to any pending or threatened litigation involving any portion of the Property;

    copies of the real estate tax bills for tax years 2007 and 2008;

    a copy of any and the current insurance policy on the Property;

    copies of any and all proposals, letters of intent for leasing of the Property, leases, or occupancy agreements or arrangements out for signature with respect to the Property;

    historical reports for all portions of the Property, including, without limitation, environmental reports and engineering studies;

    as-built plans and specifications for any part of the Property;

    a copy of the certificates of occupancy for the Improvements and all other Permits pertaining thereto; and

    evidence of compliance with zoning, local restrictions and building permits for all portions of the Property, including, without limitation, in respect of any variance from any building setback requirements affecting the Property.
19.3. Upon reasonable prior advance notice given to Seller's Broker, Purchaser may inspect, test, or survey the Property, at any reasonable time during business hours during the Due Diligence Period and, if Purchaser does not terminate this Agreement in accordance with Section 19.1, at any reasonable time during business hours up until the Closing Date. In furtherance of the foregoing, Purchaser shall have the right to review all of the materials provided by Seller under Section 19.2 of this Agreement, and to conduct such due diligence as is deemed necessary or appropriate by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, non- invasive environmental testing or engineering surveys of the Real Estate, and such other due diligence as is customarily conducted by purchasers of real property. Purchaser shall restore the Property to its condition existing immediately prior to Purchaser's inspection thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any inspection, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors, and Purchaser shall indemnify and hold harmless Seller and its agents, employees, officers, directors, affiliates and asset managers from any liability resulting therefrom. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement, as applicable.
    Notices.

    All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified or registered mail, return receipt requested, (ii) by nationally recognized overnight courier delivery, (iii) by hand delivery, or (iv) by facsimile transmission as follows:

  To Seller:

  Holden Properties Colorado II, LLC

  607 Washington Avenue North

  Minneapolis, Minnesota 55401

  Attention: George T. Holden

  Facsimile Number: (612) 349-0433

  with copy to:

  Faegre & Benson LLP

  3200 Wells Fargo Center

  1700 Lincoln Street

  Denver, Colorado 80203

  Attention: Diane Davies, Esq.

  Facsimile Number: 303-607-3600

  To Purchaser:

  c/o UQM Technologies, Inc.

  7501 Miller Drive

  Frederick, Colorado 80530

  Attention: Donald French

  Facsimile Number: 303-682-4933

  with a copy to:

  Holme Roberts & Owen LLP

  1801 Thirteenth Street, Suite 300

  Boulder, Colorado 80302

  Attention: Adam Sher, Esq.

  Facsimile Number: 303-866-0200

  To Escrow Agent:

  Chicago Title of Colorado, Inc.

  1875 Lawrence Street, Suite 1300

  Denver, Colorado 80202

  Attention: Jessica Broderick

  Facsimile Number: 303-291-9997

  or to such other address as is specified by a party by notice to the other party given in accordance with the provisions of this Section 20. Any notice given in accordance with the provisions of this Section 20 shall be deemed given (i) three (3) Business Days after mailing (if sent by certified mail), (ii) one (1) Business Day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), (iii) on the date delivery is made (if delivered by hand), or (iii) on the date delivery is made as confirmed by telephonic answerback (if delivered by facsimile transmission) before 5:30 p.m. Mountain Time on a Business Day. Any notice delivered by facsimile on a non-Business Day, or after 5:30 p.m. shall be deemed delivered on the next Business Day. The attorneys of the parties are hereby authorized to deliver any notice required or permitted to be given under this Agreement on behalf of their respective client.

  Entire Agreement.

This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

  Amendments.

This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

  Waiver.

  No waiver by either party of any failure or refusal to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

  Successors and Assigns.

  Subject to the provisions of Section 3 hereof, the stipulations aforesaid shall inure to the benefit of, and shall bind, the heirs, executors, administrators, successors and assigns of the respective parties.

  Section Headings.

  The headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

  Governing Law.

  This Agreement shall be governed by the laws of the State of Colorado without reference to conflicts of laws principles.

  Submission To Jurisdiction.

  PURCHASER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY COLORADO STATE COURT OR FEDERAL COURT SITTING IN WELD COUNTY, COLORADO OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREE THAT VENUE FOR ANY SUCH ACTION OR PROCEEDING SHALL BE IN WELD COUNTY, COLORADO. PURCHASER AND SELLER EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

  Waiver Of Jury Trial.

  PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE.

  Enforceability.

  In the event that any portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

  Attorneys' Fees.

  In the event of any litigation arising out of this Agreement, and notwithstanding any other limitations on liability set forth in this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party's costs incurred in such litigation, including, without limitation, the prevailing party's attorneys' fees, costs and disbursements. The provisions of this Section 30 shall survive the Closing or termination of this Agreement.

  Assignment.

  Purchaser may not assign this Agreement without the consent of Seller, provided, however, Purchaser may assign this Agreement without the consent of Seller to a corporation, partnership, limited liability company or other entity that is an affiliate of Purchaser. No assignment by Purchaser, whether or not the consent of Seller is required, shall release the party named as Purchaser from liability under this Agreement.

  Counterparts.

  This Agreement may be executed in two or more counterparts, each of which, when taken together, shall constitute the same instrument and one original.

  Further Assurances.

  Subsequent to the Closing Date, each party shall execute and deliver to the other such further documents and instruments as either party may request of the other in order to confirm or implement the terms of this Agreement.

  Certain Definitions.

  As used herein the following terms shall have the following definitions:

  "Business Day" shall mean a day on which banks are required to be open for business within the State of Colorado, and shall not include (i) any Saturday or Sunday, (ii) any national holiday, or (iii) any State of Colorado holiday.

  "Surviving Obligations" shall mean the obligations of Purchaser and/or Seller set forth in this Agreement that are expressly stated to survive the termination of this Agreement, including, without limitation, such obligations as are set forth in Sections 11, 19 and 30 of this Agreement

  Reserved.

  Publicity and Confidentiality.
36.1. Unless and until the Closing occurs hereunder, neither Purchaser nor Seller will make, or permit anyone to make on their behalf, any public statement or public comment with respect to this Agreement, the transactions contemplated hereby, that is intended for public distribution or made to any newspaper, trade publication, or other print or other media, without the approval by the other party as to such disclosure and the information to be disclosed, which approval shall not be unreasonably withheld or delayed.

36.2. Unless and until the Closing occurs hereunder, Purchaser and its agents shall maintain the confidentiality of all documents, instruments and information obtained by Purchaser or such agents hereunder or otherwise in connection with the proposed acquisition of the Property and shall not, without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed, disclose any of such information to any other person or use any of such information for any purpose other than as contemplated herein. Notwithstanding the foregoing, Purchaser may disclose any of such information to its proposed investors and lenders and its officers, directors, employees, agents, attorneys, accountants, consultants and other professionals to whom such disclosure is reasonably necessary for the consummation of the transactions contemplated hereby, provided that each such person maintains such information in a confidential manner.

  Calculation of Time Periods.

In the event any time for performance of any obligation under this Agreement expires, or the expiration or termination of any time period provided in this Agreement for any consent, response or notice occurs, on a day other than a Business Day, the time for performance shall be extended to the next succeeding day which is a Business Day.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

Seller:
HOLDEN PROPERTIES COLORADO II, LLC,a Minnesota limited liability company

By:	/s/ GEORGE T. HOLDEN
Name: George T. Holden
Title: Chief Manager
Federal Tax i/d No.:

Purchaser:
UQM PROPERTIES, INC., a Colorado corporation

By:	/s/ DONALD A. FRENCH
Name: Donald A. French
Title: Treasurer
Federal Tax i/d No.:	84-0579156

Joinder by George T. Holden

The undersigned, hereby joins in this Agreement solely for the purposes of agreeing to be bound by the provisions of Section 15 hereof.

/s/ GEORGE T. HOLDEN
George T. Holden

The escrow provisions in the foregoing Sale-Purchase Agreement are agreed to by the undersigned, who acknowledges receipt of the Deposit.

CHICAGO TITLE OF COLORADO, INC., authorized agent for Chicago Title Insurance Company
By:	Name:
Title:

EXHIBIT A

Description of the Land

All of Lot 2, Block 2, Amendment to Del Camino Center P.U.D., according to the Plat thereof, recorded October 24, 2000 at Reception No. 2802119, County of Weld, State of Colorado.

EXHIBIT B

Form of Deed

When recorded return to:

Holme Roberts & Owen LLP

1801 Thirteenth Street, Suite 300

Boulder, Colorado 80302

Attention: Adam Sher, Esq.

DEED

HOLDEN PROPERTIES COLORADO II, LLC, a Minnesota limited liability company, whose address is 607 Washington Avenue North, Minneapolis, Minnesota 55401 ("Grantor") for the consideration of ten dollars ($10.00) and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, hereby sells and conveys to UQM PROPERTIES, INC., a Colorado corporation, whose legal address is 7501 Miller Drive, Frederick, Colorado 80530 ("Grantee"), the following real property in the County of Weld, State of Colorado, to wit:

All of Lot 2 , Block 2, Amendment to Del Camino Center P.U.D., according to the Plat thereof, recorded October 24, 2000 at Reception No. 2802119, County of Weld, State of Colorado.

with all its appurtenances, and warrants title against all persons claiming under Grantor, subject to taxes and assessments for the year 20    , and the matters listed on Schedule A, attached hereto and incorporated by this reference.

Signed this     day of                      , 20   .

HOLDEN PROPERTIES COLORADO II, LLC,a Minnesota limited liability company

By:
Name:
Title:

STATE OF                                                                )

                                                                                  ) ss:

COUNTY OF                                                           )

The foregoing instrument was acknowledged before me this ___ day of                        , 20     , by                                                         , as                                                         of HOLDEN PROPERTIES COLORADO II, LLC, a Minnesota limited liability company.

WITNESS my hand and official seal.

My commission expires:

Notary Public

Schedule A

Permitted Encumbrances

[to be inserted]

EXHIBIT C

Form of Bill of Sale

BILL OF SALE

Holden Properties Colorado II, LLC, a Minnesota limited liability company ("Seller"), in consideration of Ten and No/100 Dollars ($10.00), receipt of which is hereby acknowledged does hereby sell and transfer to UQM Properties, INC., a Colorado corporation ("Purchaser"), all of Seller's right, title and interest in the following described personal property, to wit:

All of the furniture, fixtures, equipment, machines, appliances, apparatus, supplies and personal property, of every nature and description, if any, now owned by Seller and located in or on and used exclusively in relation to the real estate located at 4120 Specialty Place, Longmont, Weld County, Colorado, which real estate is legally described as follows: All of Lot 2 , Block 2, Amendment to Del Camino Center P.U.D., according to the Plat thereof, recorded October 24, 2000 at Reception No. 2802119, County of Weld, State of Colorado (collectively, the "Personal Property").

Seller, for itself and its successors and assigns, hereby covenants and agrees with Purchaser, its successors and assigns that: Seller will warrant and defend forever title to the Personal Property in the quiet and peaceable possession of Purchaser, its successors and assigns against the claims of all persons claiming through Seller.

THE PERSONAL PROPERTY IS SOLD AND TRANSFERRED "AS IS" "WHERE IS" IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF PURCHASER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

This Bill of Sale is subject to the terms and conditions of that certain Sale-Purchase Agreement dated as of November 4, 2009 by and between Seller and Purchaser.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and sealed in its name by its duly authorized officer this ___ day of                        , 20     .

Seller:

HOLDEN PROPERTIES COLORADO II, LLC,a Minnesota limited liability company

By:
Name:
Title:

EXHIBIT D

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION OF PERMITS, CERTIFICATES OF OCCUPANCY, PROPERTY DOCUMENTS, GUARANTIES, WARRANTIES AND INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF PERMITS, CERTIFICATES OF OCCUPANCY, PROPERTY DOCUMENTS, GUARANTIES, WARRANTIES AND INTANGIBLES (this "Assignment") is made and entered into as of , 20 (the "Effective Date"), by and between HOLDEN PROPERTIES COLORADO II, LLC, a Minnesota limited liability company ("Assignor"), and UQM PROPERTIES, INC., a Colorado corporation ("Assignee").

RECITALS

    Assignor and Assignee have entered into a Sale-Purchase Agreement dated as of November 4, 2009 (the "Agreement"), pursuant to which Assignee has agreed to purchase certain real property more particularly described on Schedule A attached hereto, and certain personal property related thereto, (collectively, the "Property") from Assignor.

    In connection with the transactions contemplated by the Agreement, Assignor has agreed to assign all of its right, title and interest in, to and under: (i) all licenses or approvals issued under applicable law, permits, property documents, certificates of occupancy and franchises related to the Property (collectively, the "Permits"), and (ii) all warranties and guaranties with respect to the Property, and any labor or materials furnished to the same, and benefiting the Assignor as the owner of the Property (collectively, the "Warranties").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. Assignment. Effective as of the date hereof, Assignor hereby assigns, transfers, conveys and sets over to Assignee, without warranty express or implied, all of Assignor's right, title and interest in, to and under the Permits and Warranties.

2. Acceptance. Assignee hereby accepts the assignment of the Permits and Warranties. Assignee shall indemnify, defend and hold Assignor harmless from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character (including reasonable attorneys' fees and charges) accruing under the Permits and Warranties after the Effective Date.

3. Sale-Purchase Agreement. This Assignment is subject to the terms and conditions of that certain Sale-Purchase Agreement dated as of November 4, 2009 by and between Assignor and Assignee.

4. Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. No Modification. This Assignment shall not be altered, amended or otherwise modified, except as set forth in a written document executed by the parties hereto.

6. Governing Law. This Assignment and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Colorado.

7. Counterparts. This Assignment may be executed in two or more counterparts, all of which shall be read together and be construed as one instrument.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Assignment in one or more counterparts, all of which such counterparts shall be read together and be construed as but one and the same instrument, as of the Effective Date.

Assignor:

HOLDEN PROPERTIES COLORADO II, LLC,a Minnesota limited liability company

By:
Name:
Title:

Assignee:

UQM PROPERTIES, INC., a Colorado corporation

By:
Name:
Title:

Schedule A

Legal Description of the Property

All of Lot 2 , Block 2, Amendment to Del Camino Center P.U.D., according to the Plat thereof, recorded October 24, 2000 at Reception No. 2802119, County of Weld, State of Colorado.

EXHIBIT E

Form of FIRPTA Certification

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [                                          ], a [                                          ] ("Transferee"), that withholding of tax is not required upon the disposition of a U.S. real property interest by [                                          ], [                                          ] ("Transferor"), Transferor hereby certifies the following:

    Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

    Transferor is not a disregarded entity, as such term is defined in Internal Revenue Code Income Tax Regulation § 1.1445-2(b)(2)(iii);

    Transferor's U.S. employer identification number is [ ]; and

    Transferor's office address is [ ].

Transferor understands that this certificate (this "Certificate") may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, Transferor declares that Transferor has examined this Certificate and to the best of Transferor's knowledge and belief this Certificate is true, correct and complete, and Transferor further declares that Transferor has authority to sign this Certificate.

IN WITNESS WHEREOF, this Certificate has been executed as of this [    ] day of [                                          ], [          ].

[                                           ], a [                                           ]

By: [                                           ], a [                                           ], its [                                          ]

By:

Name:

Title:

EXHIBIT F

Schedule of Insurance

Policy #: LHD 363622

Company: Landmark American Insurance

Company Coverage Dates: 7/1/09 to 7/1/10

Policy #: XIN 37430

Company: Integon Specialty Insurance

Company Coverage Dates: 7/1/09 to 7/1/10

EXHIBIT G

Schedule of Tax Proceedings

A protest of the valuation for assessment of the Real Estate was pursued by Seller in 2009, which resulted in an adjustment to the valuation for assessment. The proceeding is completed.

EXHIBIT H

Schedule of Environmental Reports

Environmental Site Assessment prepared by ATC Associates, Inc., ATC Project No. 35.22283.5572, dated December 11, 2006.

EXHIBIT I

Schedule of Environmental Disclosed Matters

None